                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 4                                                      OMB APPROVAL
                                                   -----------------------------
[_] Check this box if no longer                    OMB NUMBER:  3235-0287
    subject to Section 16. Form 4                  Expires:  December 31, 2001
    or Form 5 obligations may                      Estimated average burden
    continue. SEE Instruction 1(b).                hours per response ...... 0.5
                                                   -----------------------------


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940




1. Name and Address of Reporting Person

Massry, M.D.                         Shaul
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  (Last)                             (First)                         (Middle)

21250 Hawthorne Blvd, Suite 800
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                                    (Street)

Torrance,                              CA                         90503
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  (City)                             (State)                          (Zip)

DaVita Inc. (DVA)
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2. Issuer Name and Ticker or Trading Symbol


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3. IRS or Social Security Number of Reporting Person (Voluntary)

   3/2001
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4. Statement for Month/Year


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5. If Amendment, Date of Original   (Month/Year)


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6. Relationship of Reporting Person to Issuer
       (Check all applicable)


             X    Director                         10% Owner
           -----                           ------

                  Officer (give                    Other (Specify
           -----           title below)    ------         below)


                   ----------------------------------

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7.   Individual or        Group          (Check Applicable Line)

      X  Form filed by One Reporting Person
     ---

     ___  First filed by More than One Reporting Person

                         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security          2. Trans-   3. Trans-      4. Securities Acquired (A)    5. Amount of    6. Ownership  7. Nature
   (Instr. 3)                    action      action         or Disposed of (D)            Securities      Form:         of Indirect
                                 Date        Code                                         Beneficially    Direct        Beneficial
                                            (Instr. 8)      (Instr. 3,4 and 5)            Owned at       (D) or         Ownership
                                (Month/   ------------   --------------------------       End of Month    Indirect     (Instr. 4)
                                 Day/      Code    V      Amount   (A) or    Price       (Instr. 3       (I)
                                 Year)                             (D)                     and 4)        (Instr. 4)
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------


--------------------------    ----------  ------  ----   --------  ------    --------   -------------- ------------  -------------
Common Stock                   3/27/01      M            10,000      A       $9.0625                        D
--------------------------    ----------  ------  ----   --------  ------    -------    -------------- ------------  -------------
Common Stock                   3/27/01      M            11,112      A       $   .90                        D
--------------------------    ----------  ------  ----   --------  ------    -------    -------------- ------------  -------------
Common Stock                   3/27/01      M            11,250      A       $ 7.125                        D
--------------------------    ----------  ------  ----   --------  ------    -------    -------------- ------------  -------------
Common Stock                   3/27/01      S            32,362      D       $16.475       3,900            D
--------------------------    ----------  ------  ----   --------  ------    -------    -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    -------    -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    -------    -------------- ------------  -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(o)(v).

          Potential person(s) who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                         (Over)
                                                                SEC 1474 (3-99)


                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Conversion    3. Transaction  4. Transaction    5. Number of Derivative      6. Date Exercisable
  (Instr. 3)                        or Exercise      Date            Code              Securities Acquired (A)      and Expiration
                                    Price of        (Month/Day/      (Instr. 8)        or Disposed of (D)           Date
                                    Derivative       Year)                            (Instr. 3, 4, and 5)         (Month/Day/Year)
                                    Security
                                                                  ---------------   --------------------------   -------------------
                                                                    Code      V         (A)        (D)            Date    Expiration
                                                                                                                  Exer-   Date
                                                                                                                  cisable
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
Options (16b-3 Plan)              $9.0625          3/27/01           M                               10,000       (1)      6/12/01
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
Options (16b-3 Plan)              $   .90          3/27/01           M                               11,112       (2)      6/12/01
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
Options (16b-3 Plan)              $ 7.125          3/27/01           M                               11,250       (3)      6/12/01
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------


7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership Form           11. Nature of Indirect
   Underlying Securities     Security (Instr. 5)     Securities Beneficially      of Derivative Security:      Beneficial Ownership
  (Instr. 3 and 4)                                   Owned at End of Month        Direct (D) or                (Instr. 4)
                                                     Instr. 4)                    Indirect (I) (Instr. 4)
------------------------
  Title      Amount or
             Number of
             Shares
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------
Common Stock   10,000                              10,000                                 D
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------
Common Stock   11,112                              11,112                                 D
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------
Common Stock   11,250                              11,250                                 D
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Explanation of Responses:

     1. 5,000 of the indicated options vested on March 11, 1999 and 5,000 vested on March 11, 2000.

     2. 5,556 options vested on December 20, 1995 and 5,556 vested on December 20, 1996.

     3. 5,000 of the indicated options vested on October 1, 1999 and 5,000 vested on October 1, 2000.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                              /s/ Shaul Massry, M.D.                4/10/01
                              -------------------------------    --------------
                              **Signature of Reporting Person         Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential person(s) who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                 SEC 1474 (3-99)